First Corporation announces LOI to acquire 10% equity interest in Gecko Landmarks, producer of global landmark data and related software

LONDON – June 2, 2011 - First Corporation (OTCBB:FSTC) announces a Letter of Intent to acquire an initial 10% equity interest in Gecko Landmarks Ltd., the producer of the highly innovative Global Landmark Data and related software technology.

First Corporation aims to acquire the 10% equity interest by July 31, 2011 subject to regulatory compliance. Under the terms of the Letter of Intent, the Company has an option to purchase an additional 23% equity interest within six months of closing date of the initial investment.

About Gecko Landmarks Ltd.

Gecko Landmarks is a company with headquarters in Finland providing global geotechnical services and solutions for the professional market and GPS/GSM manufacturers.

Gecko Landmarks' mission is to enable industry-wide use of landmarks in any GPS/GSM-enabled device and to improve device manufacturers’ possibilities to reach new markets that require unique approaches to geographical data. Gecko Landmarks produces and maintains highly accurate landmark databases for every country, and develops mobile phone applications that utilize global landmarks.

http://www.geckolandmarks.com

About First Corporation

First Corporation was incorporated under the laws of the State of Colorado on December 27, 1995. The Company's activities to date have been limited to organization and capital formation.

Forward Looking Statement

This news release contains forward looking statements within the meaning of the Securities Litigation Reform Act. The statements reflect the Company's current views with respect to future events that involve risks and uncertainties. Among others, these risks include the failure to meet schedule or performance requirements of the Company's contracts, the Company's liquidity position, the Company's ability to obtain new contracts, the emergence of competitors with greater financial resources, and the impact of competitive pricing. In the light of these uncertainties the forward-looking events referred to in this release might not occur.

Contact:     Emerson Gerard Associates

Jerry Jennings,     561-881-7318

jerry@emersongerard.com